SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AVANIR PHARMACEUTICALS

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11388 Sorrento Valley Road
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On Thursday, March 18, 2004

      We will hold our annual meeting of shareholders at the Company’s Conference Center, located at 11404 Sorrento Valley Road, San Diego, California, on Thursday, March 18, 2004, at 10:00 a.m. local time for the following purposes:

1. To elect three Class III directors to serve a three-year term.

2. To restate our Articles of Incorporation and eliminate classes and series of stock no longer outstanding.

3. To amend our Articles of Incorporation to increase the number of authorized shares of Class A common stock by 100 million shares.

4. To authorize the Board of Directors to effect a reverse stock split of our Class A common stock at a specific ratio to be determined by the Board of Directors within a range from 1-for-2 to 1-for-12.5.

5. To ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending September 30, 2004.

6. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

      The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only holders of record of our Class A common stock at the close of business on Tuesday, January 20, 2004, will be entitled to notice of and to vote at the meeting or any adjournment thereof. We cordially invite each of our shareholders to attend and vote at the meeting in person.

By Order of the Board of Directors,

Gregory P. Hanson
Secretary

San Diego, California

January 30, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY. A MAJORITY OF THE SHARES MUST BE REPRESENTED AT THE MEETING, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM. IF YOU PLAN TO ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU SEND IN YOUR PROXY.

i

11388 Sorrento Valley Road
San Diego, California 92121

PROXY STATEMENT FOR

2004 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On March 18, 2004

GENERAL INFORMATION

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of AVANIR Pharmaceuticals (the “Company”) for use at the Company’s 2004 annual meeting of shareholders, to be held on Thursday, March 18, 2004, at 10:00 a.m. local time. The meeting will be held at the Company’s Conference Center, located at 11404 Sorrento Valley Road, San Diego, California. This proxy statement and the accompanying form of proxy will be mailed to our shareholders on or about January 30, 2004.

      In order for a proxy to be effective, it must be properly executed and received prior to the close of voting at the annual meeting or any adjournment thereof. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the proposals and nominees described in this proxy statement and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

      We will provide copies of this proxy statement, notice of annual meeting and accompanying materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may also solicit proxies by telephone, facsimile, or personal solicitation. We will not pay additional compensation for any of these services. In addition, we may retain a proxy solicitation firm or other third party to assist us in collecting or soliciting proxies from our shareholders. We expect that the costs of these services, exclusive of out-of-pocket costs, will not exceed $50,000.

Shares Outstanding and Voting Rights

      Only holders of record of our Class A common stock at the close of business on January 20, 2004 (the “record date”), are entitled to notice of and to vote at the annual meeting. On the record date, 71,266,550 shares of Class A common stock were issued and outstanding. Each share of Class A common stock is entitled to one vote on all matters to be voted upon at the annual meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares on the record date will constitute a quorum for the transaction of business at the annual meeting and any adjournment thereof.

      If your shares are held in your name, you must return the enclosed proxy card (or attend the annual meeting in person) in order to vote on the proposals. If your shares are held through a brokerage firm, bank or other institution and you do not return your proxy, the brokerage firm, bank or other institution holding your shares may vote your shares for you or may return a proxy leaving your shares unvoted (a “broker non-vote”).

      Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. Because directors are elected by plurality, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome. Proposals No. 2, 3 and 4 must be approved by a majority of the outstanding shares of Class A common stock. As a result, abstentions and broker non-votes have the same effect as a vote against each of these proposals. Proposal No. 5 must be approved by a majority of the shares cast on that proposal, provided that the total votes cast in favor represents at least a majority of the quorum required for the meeting. As a result, abstentions and broker non-votes on Proposal No. 5 will generally have no effect, unless an insufficient number of shares are voted to satisfy the majority of a quorum requirement. We encourage you to provide instructions to your brokerage firm, bank or other institution by returning your proxy. This ensures that your shares will be voted at the meeting.

      Any shareholder of record may attend the annual meeting in person and may revoke the enclosed proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy;

•	delivering a written revocation to the corporate secretary before the meeting; or

•	voting in person at the annual meeting.

      If you hold shares of our stock through a brokerage firm, bank or other institution, you must contact that institution in order to revoke or change your proxy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The Board of Directors has fixed the current number of directors at nine. The bylaws of the Company provide that the Board of Directors be divided into three classes as nearly equal in number as reasonably possible, with directors in each class serving three-year terms. Currently, the Class I directors (whose terms expire at the annual meeting of shareholders in 2005) are Michael W. George, James B. Glavin and Susan Golding. The Class II directors (whose terms expire at the annual meeting of shareholders in 2006) are Stephen G. Austin, CPA, Charles A. Mathews and Harold F. Oberkfell. The Class III directors (whose terms expire at the annual meeting of shareholders in 2004) are Dennis J. Carlo, Ph.D, Kenneth E. Olson and Gerald J. Yakatan, Ph.D.

      Three Class III directors will be elected at the annual meeting. The Company’s Class III nominees are listed below. Class III directors elected at the annual meeting will hold office until the 2007 annual meeting of shareholders and until their successors are elected and qualified, unless they resign or their seats on the Board of Directors become vacant due to death, removal, or other cause in accordance with the bylaws of the Company.

      All nominees have indicated their willingness to serve if elected. Should any nominee become unavailable for election at the annual meeting, the persons named on the proxy may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board. Alternatively, the Board may, in its discretion, reduce the size of the Board rather than nominate a substitute.

Nominating Process

      The Class III director nominees included in this proxy statement are all incumbent directors who were recommended by the Corporate Governance Committee, which acts as the Company’s nominating committee, and approved by the Board. In recommending these nominees, the Corporate Governance Committee considered the past performance of the candidates and their qualifications to serve another three-year term, including their scientific and business experience, skills and characteristics, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business and prospects, and willingness to devote adequate time to Board duties. Additionally, the Corporate Governance Committee considered the criteria set forth in the Company’s Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.avanir.com. These guidelines set forth the minimum qualifications and skills considered by the Corporate Governance Committee in recommending director nominees.

      Although the Company has not received any director nominations from its shareholders, the Corporate Governance Committee will consider shareholder nominees using the criteria set forth in the Corporate Governance Guidelines. The Corporate Governance Committee has revised the Corporate Governance Guidelines in the past year to clarify the policies and procedures to be used to handle any such nominations. Additional information regarding the Corporate Governance Committee’s policies and procedures for handling shareholder nominees is provided below under the caption “Shareholder Proposals.” The Company did not pay any fees in fiscal 2003 to any third parties to identify or assist in identifying or evaluating nominees.

Class III Nominees

      The following persons have been nominated by the Company to be elected as Class III directors at the annual meeting. The table below sets forth the name, age, principal occupation and other public company directorships held by these persons.

	Director	Current
Name, Age, Business Experience and Directorships	Since	Term Ends

Dennis J. Carlo, Ph.D., age 60 President, Telos Pharmaceuticals, LLC	1998	2004
Dr. Carlo is President of Telos Pharmaceuticals, LLC (formerly ValeocyTe Therapies, LLC), a position that he has held since May 2003. Dr. Carlo was a co-founder of The Immune Response Corporation, a publicly held biotechnology firm, and served as a member of the Board of Directors of that company from 1987 to 2003. He was also President and Chief Executive Officer of Immune Response from 1994 to 2002. From 1982 to 1987, Dr. Carlo served as Vice President of Research and Development and Therapeutic Manufacturing at Hybritech, Inc., a privately held biotechnology company acquired in 1986 by Eli Lilly & Co. From 1971 to 1981, he held various positions at Merck & Co., Inc.

Kenneth E. Olson, age 67 Retired, former Chairman and Chief Executive Officer, Proxima Corporation	1988	2004
Mr. Olson served as Chairman of the Board of Directors from 1984 to 1994, and as Chief Executive Officer from 1990 to 1996 and from March 1997 to June 1998 of Proxima Corporation, a supplier of display projection systems for professional desktop computers. Mr. Olson is currently a member of the Board of Directors of WD-40 Company.

Gerald J. Yakatan, Ph.D., age 61 President and Chief Executive Officer of AVANIR Pharmaceuticals	1998	2004
Dr. Yakatan has served as President and Chief Executive Officer of AVANIR since March 1998 and as Vice President of Drug Development from July 1995 to March 1998. Dr. Yakatan has extensive executive management experience in the pharmaceutical industry. In 1996, he founded IriSys Research and Development, LLC, a privately held company (“IriSys”) where he served as President and Chief Executive Officer until joining AVANIR and where he continues to serve as Chairman. Dr. Yakatan also founded Tanabe Research Laboratories, USA, Inc. in 1990 and served as President and Chief Executive Officer until 1995. Earlier in his career, he held various executive positions at Warner-Lambert Co./ Parke-Davis, including Vice President of Worldwide Product Development and member of the Parke-Davis pharmaceutical research management team and executive committee, where he had significant exposure to all stages of research and development and the sales and marketing processes.

Class I Directors Continuing in Office Until 2005

      The following table sets forth the name, age and principal occupation for the persons indicated and other directorships of the Class I members of the Board of Directors.

	Director	Current
Name, Age, Business Experience and Directorships	Since	Term Ends

Michael W. George, age 55 Chief Executive Officer, Michael George & Associates	1998	2005
Mr. George has been Chief Executive Officer of Michael George & Associates since June 2002. From November 2001 to April 2002, he was President, North American of Elan Corporation, plc. Prior to that, he served as a director and as President and Chief Executive Officer at UroCor, Inc. until its acquisition in November 2001. From August 1998 to November 1999, he served as UroCor’s President and Chief Operating Officer. From December 1996 to August 1998, Mr. George served in various positions at DuPont Merck, including Executive Vice President, Administration and Senior Vice President, Cardiovasculars. Prior to that, Mr. George served in a variety of positions at DuPont, including President, International & Europe, President, North America, Vice President, Sales and Marketing and Director, Worldwide Marketing.

James B. Glavin, age 68 Chairman of the Board, The Immune Response Corporation	1999	2005
Mr. Glavin has served as Chairman of the Board of The Immune Response Corporation since May 1993. From 1987 to 1994, Mr. Glavin served as Chief Executive Officer of The Immune Response Corporation, and he also held the positions of President from 1987 to 1994, and Treasurer from 1987 to 1991. From 1985 to 1990, Mr. Glavin served as Chairman of the Board of Smith Laboratories, Inc. From 1985 to 1989, he served as Acting President and Chief Executive Officer of Smith Laboratories. Mr. Glavin is currently a member of the Board of Directors of Nektar Therapeutics (formerly Inhale Therapeutic Systems, Inc.) and the Meridian Fund.

Susan Golding, age 58 Chief Executive Officer and President, The Golding Group, Inc., former Mayor, San Diego, California	2001	2005
Ms. Golding served as Mayor of San Diego from 1992 to 2000. Prior to serving as Mayor, she chaired the San Diego County Board of Supervisors, served as Deputy Secretary of Business, Transportation and Housing for the State of California and was a member of the San Diego City Council. Ms. Golding is currently a member of the Board of Directors of The Titan Corporation and Surebeam Corporation. She has been the delegation leader of economic development and trade delegations to Japan, Taiwan, Singapore, China, Hong Kong, Australia, Europe and South Africa.

Class II Directors Continuing in Office Until 2006

      The following table sets forth the name, age and principal occupation for the persons indicated and other directorships of the Class II members of the Board of Directors.

	Director	Current
Name, Age, Business Experience and Directorships	Since	Term Ends

Stephen G. Austin, CPA, age 51 Partner, Swenson Advisors, LLP	2003	2006
Mr. Austin has been a Partner in Swenson Advisors, LLP, an accounting and consulting firm, since May 1998. Prior to joining Swenson Advisors, Mr. Austin accumulated over 22 years of experience as an Audit Partner with Price Waterhouse LLP and with McGladrey & Pullen, LLP, serving both public and private companies. While at Price Waterhouse, Mr. Austin worked in the National Office in New York, where he addressed complex accounting and reporting issues for publicly traded companies and worked with various members of the FASB and EITF staffs. Mr. Austin is licensed as a CPA in California and Georgia. He serves as a board member or advisory board member for various not-for-profit foundations, associations and public service organizations in the United States and serves as the Global Chairman of the Executive Committee of Integra International, an international federation of accounting firms.

Charles A. Mathews, age 65 President and Chief Executive Officer, DermTech International	2001	2006
Mr. Mathews has served as the President and Chief Executive Officer of DermTech International, a privately held company, since April 2002. From 1996 to April 2002, Mr. Mathews was an independent management consultant, providing CEO-level consulting services to various public and private companies. He continues to serve as a director for several privately held companies. He also currently serves as President of the San Diego Tech Coast Angels, part of an affiliation of over 200 angel investors. During his career, Mr. Mathews has held general management responsibilities for companies operating in nine countries on three continents, and has served on boards of directors of over twenty companies in seven countries. Mr. Mathews is actively involved in community service and is a member of the Chairmen’s Round Table of San Diego.

Harold F. Oberkfell, age 57 Retired, former Vice President, Warner Lambert	2001	2006
Mr. Oberkfell spent 32 years of his career as an executive with Warner Lambert Co., retiring in June 2000. Mr. Oberkfell was Vice President and Knowledge Management Officer of Warner Lambert from August 1998 to June 2000, and President of the company’s Latin America/ Asia sector from September 1994 to August 1998. Prior to that, he held positions at the Parke-Davis division of Warner Lambert, including President of Parke-Davis North America and Vice President of Marketing and Sales. His past affiliations include the National Pharmaceutical Council Board of Directors, the Advisory Committee for Rutgers University Business School and the University of Medicine and Dentistry of New Jersey Foundation Board of Trustees. He currently serves as a member of the Biomedical Services Committee of the American Red Cross Board of Governors.

Vote Required

      The three nominees who receive the greatest number of affirmative votes of the shares present in person or by proxy will be elected as Class III directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors, except to the extent that the failure to vote for an individual will result in another individual receiving a larger proportion of the votes cast. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

AUTHORIZATION TO RESTATE ARTICLES OF INCORPORATION

      The Board of Directors has approved a resolution authorizing the restatement of the Company’s Articles of Incorporation for the purpose of including prior amendments to the Articles of Incorporation and eliminating certain classes and series of stock no longer outstanding. The Company last restated its Articles of Incorporation in April 1994 and subsequently amended its Articles in November 1998 to change the name of the Company to AVANIR Pharmaceuticals and in March 1999 to increase the authorized Class B common stock and to designate the rights, preferences and privileges of our Series C Junior Participating preferred stock and Series D preferred stock. If this proposal is approved, these amendments would be reflected in a single document, provided that the Class B common stock and the Series D preferred stock will be eliminated from the Articles of Incorporation, as there are no longer any such shares outstanding.

      This proposal will have no effect on the Company’s Class A common stock or Series C Junior Participating Preferred Stock and is being adopted solely for administrative purposes. The text of the Restated Articles of Incorporation is attached to this proxy statement as Annex A. The form of Restated Articles attached as Annex A do not give effect to the proposed increase in the number of shares of Class A common stock described in Proposal No. 3 or the reverse stock split described in Proposal No. 4. If either of these proposals is approved, the Board may elect to (i) revise the Restated Articles attached as Annex A to reflect the amendments described in Proposals No. 3 and/or 4 or (ii) file the Restated Articles in the form attached and then subsequently file amendments to give effect to Proposals No. 3 and/or 4.

Vote Required

      The affirmative vote of the holders of a majority of the Company’s outstanding Class A common stock is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

PROPOSAL NO. 3

AUTHORIZATION TO INCREASE THE AUTHORIZED CLASS A COMMON STOCK

      The Board of Directors has approved an amendment to our Articles of Incorporation to increase the number of authorized shares of Class A common stock by an additional 100 million shares. As of the record date, the Company had 99,288,000 shares of Class A common stock authorized for issuance, of which 71,266,550 shares were outstanding and 14,502,356 shares were reserved for future issuance under the Company’s stock option plans, outstanding warrants and license arrangements. After taking into consideration those shares of Class A common stock outstanding or reserved for issuance, the Company had 13,519,095 shares available for future issuance as of the record date.

      The Board of Directors believes that the authorized shares of Class A common stock remaining available for future issuances is not sufficient to raise additional capital and to enable the Company to respond to potential business opportunities that may arise. Accordingly, the Board of Directors believes that it is in the Company’s best interest to increase the number of authorized shares of Class A common stock in order to provide the Company with the flexibility to issue additional shares from time to time as the Board of Directors may determine for financings, acquisitions, strategic business relationships or stock dividends. Further, the Board of Directors believes the availability of additional shares of Class A common stock will enable the Company to attract and retain talented employees by having a sufficient number of shares of Class A common stock available for the grant of stock options and other stock-based incentives. The issuance of additional shares of Class A common stock may have a dilutive effect on earnings per share and relative voting power. This proposal will have no effect on the number of shares of preferred stock authorized for issuance.

      This proposal has been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of Class A common stock that would become available for issuance if this proposal is approved could be used by the Company’s management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the shareholders or in which the shareholders might otherwise receive a premium for their shares over the then-current market prices or benefits in some other manner. For example, without further shareholder approval, the Board of Directors could sell shares of Class A common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. The Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control of the Company, and the proposal was not adopted to thwart any such efforts.

      If Proposal No. 2 is not approved and the Class B common stock is not eliminated, Articles 3.1 and 3.2 of the Articles of Incorporation would be restated in their entirety as follows:

“3.1 This Corporation is authorized to issue two classes of shares, designated respectively Common Stock (the “Common Stock”) and Preferred Stock (the “Preferred Stock”). The authorized number of shares of Common Stock is two hundred million (200,000,000). The authorized number of shares of Preferred Stock is ten million (10,000,000).

3.2 The shares of Common Stock of this Corporation are divided into 199,288,000 shares of Class A Common Stock and 712,000 shares of Class B Common Stock. “

      If Proposal No. 2 is approved and the Class B common stock is eliminated, Article 3.1 of the Articles of Incorporation would be restated in its entirety as follows:

“3.1 This Corporation is authorized to issue two classes of shares, designated respectively Class A Common Stock (the “Common Stock”) and Preferred Stock (the “Preferred Stock”). The authorized number of shares of Common Stock is two hundred million (200,000,000). The authorized number of shares of Preferred Stock is ten million (10,000,000).”

No Dissenters Rights

      In connection with the approval of the increase in authorized shares of Class A common stock, shareholders will not have a right to dissent and obtain payment for their shares under California law or the Company’s Articles of Incorporation or bylaws.

Vote Required

      The affirmative vote of the holders of a majority of the Company’s outstanding Class A common stock is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

PROPOSAL NO. 4

APPROVAL OF REVERSE STOCK SPLIT

      The Board of Directors has recommended that the shareholders approve a capital restructuring proposal where the Board of Directors will be granted the authority, in its discretion, to amend the Company’s Articles of Incorporation to effect a reverse stock split of the outstanding Class A common stock at a specific ratio, ranging from 1-for-2 shares to 1-for-12.5 shares, to be determined by the Board of Directors within twelve months from the annual meeting. If our shareholders approve this proposal, the Board of Directors will have the sole discretion to elect, as it determines to be in the best interests of the Company, whether or not to effect the reverse stock split, and if so, the specific ratio to be used within this range and the exact timing of the reverse stock split. If the Board were to effect a reverse stock split, a number of shares of outstanding Class A common stock, ranging from 2 shares to 12.5 shares will be automatically converted into one share of Class A common stock.

      In deciding whether to implement the reverse stock split, and the ratio to be used, the Board of Directors will consider, among other things, (i) the market price of the Company’s common stock at such time, (ii) the number of shares that will be outstanding after the split, (iii) the shareholders’ equity at such time, (iv) the shares of Class A common stock available for issuance in the future, and (v) the nature of the Company’s operations. The reverse stock split would only become effective upon filing a Certificate of Amendment to the Company’s Articles of Incorporation (the “Certificate of Amendment”). The form of Certificate of Amendment to effect the reverse stock split is attached to this Proxy Statement as Annex B and the following discussion is qualified in its entirety by the full text of the Certificate of Amendment. Please note, however, that if Proposal No. 2 is approved along with this proposal, the Board may elect to effectuate the reverse stock split with the filing of the Restated Articles of Incorporation authorized by Proposal No. 2 and as described in Footnote No. 2 to Annex A.

Purposes of the Reverse Stock Split

      As of the record date, the Company had outstanding 71,266,550 shares of Class A common stock and our closing stock price on The American Stock Exchange (“AMEX”) on that date was $1.99 per share, resulting in a market capitalization of approximately $142 million. The Board of Directors has determined that the Company has a relatively high number of shares outstanding given the market capitalization, operating results and shareholders’ equity. If the Board were to effect a reverse stock split, the Company will decrease the number of shares outstanding, which should result in a proportionate increase in the price of the Company’s Class A common stock.

      The Board believes that an increased stock price may encourage investor interest and improve the marketability and liquidity of our Class A common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. The Board of Directors believes that the anticipated higher market price resulting from a reverse stock split may reduce, to some extent, the negative effects on the liquidity and marketability of the Class A common stock inherent in some of the policies and practices of institutional investors and brokerage firms described above. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Class A common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

      Our common stock has been listed on AMEX since April 2000. The listing eligibility requirements of AMEX provide that stocks trading for extended periods of time at low prices may be subject to delisting. Because our stock is currently trading above $1.00 per share, we do not believe that we are at substantial risk of non-compliance with this maintenance requirement. Nevertheless, our stock price could fall for any number of reasons, many of which are beyond our control, and an increase in stock price that could result from a reverse stock split would substantially reduce the risk that AMEX would consider taking action to delist our common stock for this reason. Although the Company has no current plans to change the principal stock exchange for its Class A common stock, a higher share price may give the Company the added flexibility to list its shares on one or more other stock exchanges.

      The Board further believes that if Neurodex, the Company’s product candidate that is currently in a second Phase III clinical trial, is ultimately approved for sale by the FDA and the Company elects to market or co-promote the drug directly, the Company’s outstanding shares may need to be reduced to (i) enable the Company to raise a significant amount of funds to finance these efforts, (ii) attract the type of financial institutions that can invest such amounts, and (iii) better match the number of shares outstanding with the size of the Company in terms of shareholders’ equity, operations and potential earnings.

      The Board of Directors believes that shareholder approval of a range of exchange ratios (rather than a fixed exchange ratio) provides the Company with the flexibility to achieve the desired results of the reverse stock split. If the shareholders approve this proposal, the Board of Directors would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the Company at that time. If the Board were to effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio within the range set forth herein. No further action on the part of shareholders will be required to either implement or abandon the reverse stock split. If shareholders approve the proposal, and the Board of Directors determines to implement the reverse stock split, we would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the board selects. If the Board of Directors does not implement the reverse stock split within 12 months from the annual meeting, the authority granted in this proposal to implement the reverse stock split will terminate. The Board of Directors reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company.

Potential Risks of the Reverse Stock Split

      If the Board were to effect a reverse stock split, there can be no assurance that the bid price of the Class A common stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split. For example, based on the closing price on AMEX of our Class A common stock on January 20, 2004 of $1.99 per share, if the Board of Directors decided to implement a reverse stock split at a ratio of 1-for-5, there can be no assurance that the post-split market price of our Class A common stock would be $9.95 or greater. Accordingly, the total market capitalization of our Class A common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split.

      Additionally, the liquidity of our Class A common stock could be affected adversely by the reduced number of shares outstanding after the reverse stock split. Although the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our Class A common stock.

Principal Effects of a Reverse Stock Split

Common Stock

      Our Class A common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. No reverse stock split within the range of ratios proposed will affect the registration of our Class A common stock under the Exchange Act. If the reverse stock split is implemented, our Class A common stock will continue to be listed on AMEX under the symbol “AVN.”

      After the effective date of the reverse stock split, each shareholder will own fewer shares of our Class A common stock. However, the reverse stock split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in us, except to the extent that the reverse stock split results in any of our shareholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our Class A common stock will not be affected by the reverse stock split other than as a result of the payment of cash in lieu of fractional shares. Further, the number of shareholders of record will not be affected by the reverse stock split, except to the extent that any shareholder holds only a fractional share interest and receives cash for such interest after the reverse stock split, as discussed below.

      A reverse stock split is likely to result in some shareholders owning “odd-lots” of fewer than 100 shares of Class A common stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares. A reverse stock split would not change the number of authorized shares of the Class A common stock as designated by our Articles of Incorporation. Therefore, because the number of issued and outstanding shares of Class A common stock would decrease, the number of shares remaining available for issuance under the Company’s authorized pool of Class A common stock would increase.

      These additional shares of Class A common stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for Class A common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities. If we issue additional shares for any of these purposes, the ownership interest of our current shareholders would be diluted. Although we continually examine potential acquisitions of companies or assets or other favorable opportunities, there are no current plans or arrangements to issue any additional shares of our Class A common stock for such purposes.

      This proposal has been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of Class A common stock that would become available for issuance if a reverse stock split is effected could also be used by the Company’s management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the shareholders or in which the shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further shareholder approval, the Board of Directors could sell shares of Class A common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. The Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control of the Company, and the proposal was not adopted to thwart any such efforts.

      The following table depicts, by way of example, the potential effects of the reverse stock split, assuming certain exchange ratios within the 1-for-2 to 1-for-12.5 range, upon the number of shares of Class A common stock outstanding, the number of shares of Class A common stock reserved for future issuance and the number of authorized but unissued shares of Class A common stock that would be available for issuance after the reverse stock split at each given ratio. As discussed above, the number of shares of Class A common stock authorized for issuance under our Articles of Incorporation would remain unaffected by the reverse stock split. Although the following table sets forth various reverse stock split ratios, the Board may choose any ratio within the authorized range.

	Class A	Shares	Shares	Shares
	Common Stock	Reserved for	Authorized for	Available for
Reverse Stock Split	Outstanding(1)	Issuance(2)	Issuance(3)	Issuance(4)

Before Split	71,266,550	14,502,356	99,288,000	13,519,094
1-for-2	35,633,275	7,251,178	99,288,000	56,403,547
1-for-5	14,253,310	2,900,471	99,288,000	82,134,219
1-for-8	8,908,319	1,812,795	99,288,000	88,566,887
1-for-10	7,126,655	1,450,236	99,288,000	90,711,109
1-for-12.5	5,701,324	1,160,188	99,288,000	92,426,488

(1)	Represents the total number of shares of Class A common stock outstanding after the reverse stock split, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.

(2)	Represents the total number of shares reserved for issuance pursuant to outstanding options, warrants and license arrangements, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.

(3)	Represents the number of shares of Class A common stock authorized for issuance without giving effect to the increase described in Proposal No. 3.

(4)	Represents the total number of shares of Class A common stock available for issuance after giving effect to the reverse stock split, but without giving effect to the proposed increase in the number of authorized shares of Class A common stock described in Proposal No. 3 or any changes resulting from the payment of cash in lieu of fractional shares.

Options and Warrants

      In addition, all outstanding options and warrants to purchase shares of our Class A common stock would be adjusted as a result of any reverse stock split, as required by the terms of those securities. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the reverse stock split. Also, the number of shares reserved for issuance under our existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the reverse stock split.

Rights Agreement

      The Company adopted a shareholder rights plan in March 1999 (the “Rights Plan”), whereby the Company declared a dividend distribution of one right (a “Right”) for each outstanding share of Class A common stock. Each share of Class A common stock outstanding at the time of the reverse stock split will have the same number of Rights associated with it as were associated with one share of Class A common stock immediately prior to the reverse stock split. However, ratable adjustments will be made to: (i) the deemed market price of the Series C Junior Participating preferred stock, (ii) the redemption price per Right and (iii) the “spread” used to calculate the consideration that may be issued in exchange for a Right. The foregoing summary is qualified in its entirety by the full text of the Rights Plan, a copy of which has been filed with the SEC and is available from the Company.

Fractional Shares

      No fractional shares of our Class A common stock will be issued as a result of the proposed reverse stock split. Instead, shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio will, upon surrender to the exchange agent of the certificates representing such fractional shares, be entitled to receive cash in an amount equal to the fair market value of any such fractional shares as described below.

      In lieu of issuing fractional shares, the Company may either: (i) directly pay each shareholder who would otherwise be entitled to receive a fractional share an amount in cash equal to the closing stock price of our Class A common stock, as quoted on AMEX the day after the reverse stock split becomes effective, multiplied by the fractional share amount, (ii) make arrangements with its transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the reverse stock split and sell these whole shares as soon as possible after the effective date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his or her ratable portion of the sale proceeds, or (iii) elect to round fractions up to the nearest whole share.

Implementation and Exchange of Stock Certificates

      If our shareholders approve this proposal and our Board of Directors decides to effectuate a reverse stock split, we will file an amendment to our Articles of Incorporation with the California Secretary of State. The reverse stock split will become effective at the time specified in the amendment, which we expect to be the next business day after the filing of the amendment, and which we refer to as the effective date.

      As of the effective date of the reverse stock split, each certificate representing shares of our Class A common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our Class A common stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by the Company after the effective date until they surrender their old stock certificates for exchange. All shares underlying options and warrants and other securities would also be automatically adjusted on the effective date.

      The Company’s transfer agent, American Stock Transfer & Trust, is expected to act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, shareholders and holders of securities exercisable for the Company’s Class A common stock would be notified of the effectiveness of the reverse stock split. Shareholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their shares. No new certificates would be issued to a shareholder until such shareholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the ratio of the reverse stock split. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Accounting Matters

      Because the Class A common stock has no par value, the reverse stock split will not affect the stated capital on the Company’s balance sheet attributable to the Class A common stock. If the Company elects to pay the cost of fractional shares, instead of authorizing its transfer agent to accumulate fractional shares and sell the corresponding whole shares into the market for such purposes or rounding up fractional shares to the nearest whole share, such costs will be deducted from the common stock account on the balance sheet. The per share net income or loss and per share net book value of the Class A common stock will be increased as a result of the reverse stock split, because there will be fewer shares of Class A common stock outstanding. In addition, not all per-share income and loss numbers for prior years will be restated to reflect the reverse stock split.

No Dissenters Rights

      In connection with the approval of the reverse stock split, shareholders of the company will not have a right to dissent and obtain payment for their shares under California law or the Company’s Articles of Incorporation or bylaws.

Tax Consequences to Class A Common Shareholders

      The following discussion sets forth the material United States federal income tax consequences that management believes will apply with respect to the Company and the shareholders of the Company who are United States holders at the effective time of the reverse stock split. This discussion does not address the tax consequences of transactions effectuated prior to or after the reverse stock split, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase stock. Furthermore, no foreign, state or local tax considerations are addressed herein. For this purpose, a United States holder is a shareholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      Other than with respect to any cash payments received in lieu of fractional shares discussed below, no gain or loss should be recognized by a shareholder upon his or her exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a new share deemed to have been received) will be the same as the shareholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The shareholder’s holding period for the post-reverse stock split shares will include the period during which the shareholder held the pre-reverse stock split shares surrendered in the reverse stock split.

      A shareholder who receives cash in lieu of a fractional share that would otherwise be issued in the reverse stock split will be deemed for federal income tax purposes to have first received the fractional share, with a basis and holding period determined in accordance with the foregoing paragraph. The shareholder will then be deemed to have sold that fractional share to the back to the Company for the cash actually received. The receipt of cash instead in the deemed sale of a fractional share will result in a taxable gain or loss equal to the difference between the amount of cash received and the holder’s adjusted federal income tax basis in the fractional share. Gain or loss will generally be a capital gain or loss. Capital gain of a noncorporate United States holder is generally taxed at a lower rate than other income where the property has a holding period of more than one year. Deduction of capital losses are subject to limitation.

Tax Consequences for the Company

      We should not recognize any gain or loss as a result of the reverse stock split.

Vote Required

      The affirmative vote of the holders of a majority of the Company’s outstanding Class A common stock is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 4.

PROPOSAL NO. 5

RATIFICATION OF INDEPENDENT AUDITORS

      Our Audit Committee has selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending September 30, 2004, and has directed that we submit the selection of independent auditors for ratification by our shareholders at the annual meeting. The Company is not required to submit for shareholder approval the proposal to ratify the selection of the independent auditors. However, if the shareholders do not ratify this selection, the Audit Committee will reconsider its selection of Deloitte & Touche. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of the Company.

      The Audit Committee reviews audit and non-audit services performed by Deloitte & Touche as well as the fees charged by Deloitte & Touche for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by Deloitte & Touche in the fiscal year ended September 30, 2003 is compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this proxy statement: “Board Meetings and Committees” and “Report of the Audit Committee.”

      Deloitte & Touche LLP has audited our financial statements annually since our inception. Its representatives are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees for Independent Auditors

      The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for the fiscal year ended September 30, 2003:

Audit Fees:

Consists of fees billed for professional services rendered for the audit of the Company’s financial statements for fiscal year 2003 and the reviews of the interim financial statements included in the Company’s Quarterly Reports	$117,375

All Other Fees:

Audit–related Services
Consists primarily of fees billed for assistance with regulatory filings and other audit-related services	21,503
Tax Planning and Compliance
Consists of fees billed for tax planning, assistance with the preparation of tax returns and advice on other tax-related matters	21,841

Total All Other Fees	43,344

Total All Fees	$160,719

      In making its recommendation to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending September 30, 2004, the Audit Committee has determined that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP. The Audit Committee or the Audit Committee Chairman reviews and pre-approves all audit and non-audit services rendered by Deloitte & Touche.

Vote Required

      Ratification of the selection of independent auditors requires the affirmative vote of a majority of the shares present in person or by proxy and voting on the proposal. While abstentions and broker non-votes are not counted as votes for or against this proposal, they may have the effect of preventing approval if fewer than half of the shares required to constitute a quorum vote in favor of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 5.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding Class A common stock as of January 15, 2004 by: (i) each of our directors, director nominees and named executive officers; (ii) all of our current executive officers and directors as a group; and (iii) each person or “group” of persons (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to own beneficially 5% or more of the outstanding shares or voting power of our voting securities. The table is based upon information supplied by directors, nominees, officers and principal shareholders. Unless otherwise indicated, each of the listed persons has sole voting and sole investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

	Shares of Class A	Stock Options	Percent of
Name and Address of	Common Stock	Exercisable	Class A
Beneficial Owner(1)	Beneficially Owned	Within 60 days(2)	Common Stock(3)

Gerald J. Yakatan, Ph.D.	78,600	1,439,319	2.09%
Steven G. Austin, CPA	10,000	10,021	*
Dennis J. Carlo, Ph.D.	10,000	145,084	*
Michael W. George	10,000	191,667	*
James B. Glavin	30,000	111,667	*
Susan Golding	10,000	41,306	*
Charles A. Mathews	17,500	41,306	*
Harold F. Oberkfell	15,000	41,306	*
Kenneth E. Olson	73,414	128,253	*
James E. Berg	41,000	445,160	*
J. David Hansen	95,000	387,160	*
Gregory P. Hanson, CMA	22,352	479,908	*
Jagadish Sircar, Ph.D.	44,902	122,105	*
All executive officers and directors as a group (sixteen persons)	458,768	3,752,293	5.62%

*	Less than one percent

(1)	The address for all persons shown is c/o AVANIR Pharmaceuticals, 11388 Sorrento Valley Road, San Diego, California 92121.

(2)	Represents shares of Class A Class A common stock that can be acquired upon the exercise of stock options exercisable within 60 days from January 15, 2004.

(3)	Based upon 71,212,250 shares of Class A common stock outstanding as of January 15, 2004. The percentage ownership and voting power for each person (or all directors and executive officers as a group), is calculated by assuming the exercise of all stock options exercisable within 60 days of January 15, 2004 held by such person and the non-exercise and non-conversion of all other outstanding warrants, options and convertible securities.

BOARD OF DIRECTORS AND COMMITTEES

      During fiscal 2003, our Board of Directors held four regular meetings and three special meetings. Each director attended at least 75% of the meetings of the Board of Directors and meetings of the committees of which he or she was a member in our last fiscal year. During fiscal 2003, our Board of Directors had an Audit Committee, a Compensation Committee, a Corporate Governance Committee and an Executive Committee. All members of these committees, with the exception of the Executive Committee, are non-employee directors. In addition, all members of our Board of Directors attended the 2003 Annual Meeting of

Shareholders. Although the Company has no formal policies regarding director attendance at annual meetings, it does expect all members of the Board of Directors to attend the 2004 Annual Meeting.

Board Committees

      Audit Committee. The Audit Committee is comprised of Messrs. Austin, Olson, Glavin and Mathews. The Audit Committee selects the Company’s independent auditors, approves their compensation, oversees and evaluates the performance of the independent auditors, oversees the accounting and financial reporting policies and internal control systems of the Company, reviews the Company’s interim and annual financial statements, independent auditor reports and management letters, and performs other duties, as specified in the Audit Committee Charter, a copy of which is attached to this Proxy Statement as Annex C. The Audit Committee met eight times in fiscal 2003. All members of the Audit Committee satisfy the current independence standards promulgated by The American Stock Exchange and the Board has determined that Mr. Austin is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 401 of Regulation S-K.

      Compensation Committee. The Compensation Committee is comprised of Dr. Carlo and Messrs. Mathews, Glavin and Oberkfell. The Compensation Committee determines compensation levels for the Company’s executive officers and directors, oversees administration of the Company’s stock option plans, and performs other duties regarding compensation for employees and consultants as the Board may delegate from time to time. The Compensation Committee met five times in fiscal 2003. A copy of the Compensation Committee charter is available on the Company’s website at www.avanir.com. All members of the Compensation Committee satisfy the current independence standards promulgated by The American Stock Exchange.

      Corporate Governance Committee. The Corporate Governance Committee is comprised of Dr. Carlo, Messrs. George and Olson, and Ms. Golding. The Corporate Governance Committee oversees the Company’s Code of Conduct, develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending a slate of nominees to the Board. The Corporate Governance Committee met six times in fiscal 2003. All members of the Corporate Governance Committee satisfy the current independence standards promulgated by The American Stock Exchange.

      Executive Committee. The Executive Committee is comprised of Dr. Yakatan and Messrs. Glavin, Oberkfell and Olson. Subject to certain exceptions, the Executive Committee is authorized to act on any matter that the Board may consider when the Board is not in session. The Executive Committee did not hold any meetings in fiscal 2003.

Shareholder Communications

      Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations department at (858) 622-5202. However, any shareholders who wish to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board at 11388 Sorrento Valley Road, San Diego, California 92121.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Non-Employee Director Compensation

      During fiscal 2003, each non-employee director of the Company received $5,000 per quarter during the periods that he or she served as a director, except the Chairman who received $7,500 per quarter. Non-employee directors who serve on committees of the Board also receive an additional $500 for each committee meeting that they attend and chairpersons of Board committees receive $1,000 for each committee meeting that they chair. The Chairman of the Board receives an additional $5,000 annually as an ex-officio member of all committees of the Board. In addition, each continuing non-employee director received an award of 10,000 restricted shares of our Class A common stock. These shares remain restricted and cannot be sold while the recipient serves on the Board.

SUMMARY COMPENSATION TABLE

      The following tables describe the compensation paid by the Company to our Chief Executive Officer and our four most highly compensated executive officers, other than the Chief Executive Officer, (collectively, the “Named Executive Officers”) for services rendered in all capacities to the Company for the fiscal years ended September 30, 2003, 2002 and 2001.

				Long-Term
	Annual Compensation			Compensation Awards

Name and	Fiscal			Securities Underlying
Principal Position	Year	Salary	Bonus	Options(#)

Gerald J. Yakatan, Ph.D.	2003	$438,098	$50,000	100,000
President and Chief Executive Officer	2002	412,384	100,000	100,000
	2001	388,462	—	100,000
James E. Berg	2003	195,298	25,000	50,000
Vice President,	2002	180,554	—	50,000
Clinical Affairs and Product Development	2001	163,462	—	50,000
J. David Hansen	2003	246,924	25,000	50,000
Senior Vice President, Corporate	2002	232,102	—	50,000
Development	2001	213,462	—	62,000
Gregory P. Hanson, CMA	2003	208,553	25,000	50,000
Vice President and	2002	196,154	—	50,000
Chief Financial Officer	2001	183,077	—	50,000
Jagadish Sircar, Ph.D.	2003	205,755	25,000	60,000
Vice President, Drug Discovery	2002	192,249	—	7,500
	2001	179,731	—	7,500

STOCK OPTION GRANTS IN FISCAL 2003

      Set forth is a summary of all stock options granted in fiscal 2003 to the Named Executive Officers. The exercise price for each stock option equals the closing market price on the date of grant as reported on The American Stock Exchange. All options vest over three years, with one-third vesting on the first anniversary of the date of grant, and the remaining two-thirds vesting ratably during the next two years on a daily basis. In the event of a specified corporate transaction such as dissolution, merger, or other reorganization of the Company in which more than 50% of the Company’s stock is exchanged, the vesting of these stock option awards will accelerate. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually over the term of the option, and that the option is exercised and sold on the last day of its term at the appreciated stock price. These calculations are based on Securities and Exchange Commission requirements and may not represent future stock prices.

					Potential Realizable
					Value at Assumed
		Percent of Total			Annual Rates
		Options			of Appreciation
		Granted to	Exercise		for Option Terms
	Options	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year	($/SH)	Dates	5%	10%

Gerald J. Yakatan, Ph.D.	100,000	16%	$1.16	03/13/2013	$72,952	$184,874
James E. Berg	50,000	8%	1.16	03/13/2013	36,476	92,437
J. David Hansen	50,000	8%	1.16	03/13/2013	36,476	92,437
Gregory P. Hanson, CMA	50,000	8%	1.16	03/13/2013	36,476	92,437
Jagadish Sircar, Ph.D.	50,000	8%	1.16	03/13/2013	36,476	92,437

AGGREGATED OPTION EXERCISES IN FISCAL 2003

AND FISCAL YEAR-END OPTION VALUES

      Set forth is a summary of all stock options exercised in fiscal 2003 by the Named Executive Officers and the intrinsic value of all stock options held by the Named Executive Officers at the end of fiscal 2003 and where the option exercise price is less than $1.56 per share (the closing price for our Class A common stock as quoted on AMEX on the last day of fiscal 2003).

			Number of Shares
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
			Year-End(#)		Fiscal Year-End($)
	Shares acquired	Value
Name	on exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gerald J. Yakatan, Ph.D.	—	—	1,375,343	163,657	$321,360	$40,000
James E. Berg	24,000	$1,380	413,172	81,828	144,492	20,000
J. David Hansen	—	—	353,344	83,656	98,500	20,000
Gregory P. Hanson, CMA	—	—	447,920	81,828	182,232	20,000
Jagadish Sircar, Ph.D.	—	—	98,680	64,918	4,466	25,100

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

      On November 29, 2001, the Board of Directors approved an at-will employment agreement with Dr. Yakatan, our Chief Executive Officer. In March 2003, the Compensation Committee approved a 6% increase in Dr. Yakatan’s base salary, bringing the annual base salary to $445,000. Pursuant to his employment agreement, if Dr. Yakatan’s employment is terminated without cause at any time, he is entitled to receive 12 months’ severance pay and accelerated vesting of all stock options granted after the date of the agreement. Dr. Yakatan’s employment agreement also provides that in the event of a change in control of the Company, all stock option awards granted after the date of the agreement will accelerate and become fully exercisable. Additionally, if Dr. Yakatan is terminated within 12 months following a change in control, he is entitled to receive 12 months’ severance pay.

      Prior to March 2002, stock option awards granted pursuant to the Company’s 1998 and 2000 stock option plans provided that the exercisability of all such options will accelerate in the event of a change in control of the Company, as defined, unless substitute awards are granted or outstanding awards are assumed by the acquiring entity. In March 2002, the Compensation Committee recommended, and the Board approved, a revised form of stock option agreement for future use with these plans. The new form of stock option agreement provides that all future stock option awards will become fully exercisable immediately upon a change in control of the Company.

STOCK PERFORMANCE GRAPH

      The graph below compares the cumulative total shareholder return on our Class A common stock from September 30, 1998, to September 30, 2003, with the cumulative total return of the Russell 2000 Index and the Nasdaq Pharmaceutical Index over the same period. This comparison of five-year cumulative total returns assumes that $100 was invested in our Class A common stock and in each index on September 30, 1998. The total return for our Class A common stock and the indices used assumes the reinvestment of all dividends. No dividends were declared on our Class A common stock during this period.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG AVANIR PHARMACEUTICALS, THE RUSSELL 2000 INDEX
AND THE NASDAQ PHARMACEUTICALS INDEX

Cumulative Total Return

	9/98	9/99	9/00	9/01	9/02	9/03

AVANIR Pharmaceuticals(1)	100	25	728	258	102	139
Russell 2000 Index	100	119	147	116	105	143
NASDAQ Pharmaceutical Index	100	178	316	226	151	240

(1)	Before November 20, 1998, we operated under the name LIDAK Pharmaceuticals and traded on the Nasdaq National Market under the symbol LDAKA. On November 25, 1998, our trading symbol became AVNR. On September 20, 1999, our stock began trading on the OTC Bulletin Board. On April 6, 2000, our stock began trading on The American Stock Exchange under the symbol AVN.

COMPENSATION COMMITTEE, INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 2003, the Company’s Compensation Committee consisted of Dr. Carlo, and Messrs. Glavin, Mathews and Oberkfell. No member of the Compensation Committee was, at any time during fiscal 2003, an officer or employee of the Company. There are no Compensation Committee interlocks between the Company and any other entities involving our executive officers and Board members who serve as executive officers or Board members of such entities.

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth certain information, as of September 30, 2003, regarding the Company’s 1994, 1998 and 2000 Stock Option Plans, 2003 Equity Incentive Plan, as well as other stock options and warrants previously issued by the Company as compensation for services.

			Number of securities
			remaining available for
			future issuance under
	Number of securities to be	Weighted-average	equity compensation
	issued upon exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	first column)

Equity compensation plans approved by security holders	5,233,604	$0.79	723,619
Equity compensation plans not approved by security holders	129,300	$1.34	2,500,000

Total	5,362,904	$0.81	3,223,619

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      The following Report of the Compensation Committee on Executive Compensation shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that AVANIR specifically incorporates it by reference into a filing.

      The Compensation Committee is responsible for developing and periodically reviewing compensation policies and practices applicable to the Company’s executive officers, including the criteria upon which executive compensation is determined and the components of compensation, including base salary, variable compensation, incentive or equity-based compensation, and other benefits. The Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer (CEO) compensation, evaluates the CEO’s performance in light of these goals and objectives, and fixes the CEO’s compensation level based on this evaluation. The Committee also determines the compensation levels for the other executive officers. The Committee oversees the CEO’s employment agreement and the administration of the Company’s stock option and equity incentive plans. The Committee evaluates at least annually the performance of the Committee and the adequacy of directors’ fees and the composition of such fees. The Committee may seek the advice of independent consultants and counsel in carrying out its responsibilities.

Compensation Philosophy

      Our philosophy in setting compensation policies for executive officers is intended to maximize shareholder value over time. The Compensation Committee sets compensation policies applicable to the Company’s executive officers, including the CEO, and evaluates the performance of such officers. The Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance and accomplishments that increase shareholder value. To emphasize the Committee’s views, it adopted the following guidelines as a foundation for decisions that affect the levels of compensation:

•	provide a competitive total compensation package that enables the Company to attract and retain key executive talent;

•	align all pay programs with the Company’s annual goals and long-term business strategies and objectives; and

•	provide variable compensation opportunities that are directly linked to the performance of the officers and their impact on improving shareholder value.

Components of Executive Compensation

      The Committee focuses primarily on the following three components in forming the total compensation package for its executive officers: base salary, annual incentive bonus, and long-term incentives. The Committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options aligns the objectives of management with those of our shareholders with respect to long-term performance and success.

Base Salary and Variable Compensation

      The Committee intends to compensate our executive officers, including the CEO, competitively within the biotechnology industry. The goal of the Committee in fiscal 2003 was to maintain the level of cash compensation of the Company’s executive officers at or near the mid-point of pay for similar positions at other biotechnology companies in our geographic area. In order to evaluate the Company’s competitive position in the biotech industry, the Committee reviewed and analyzed the compensation packages, including base salary and variable compensation levels, shown in two compensation surveys that set forth summaries of compensation levels for executives at other biotechnology companies in the Southern California area. Additionally, the Committee evaluated the levels of performance of each executive officer for calendar year 2002. Based on the foregoing, the Committee increased the average base salaries of the executive officers by approximately 5%. In regard to Dr. Yakatan, the Committee increased his annualized base salary from $420,000 to $445,000, or approximately 6%, which became effective on March 16, 2003. Additionally, during fiscal 2003, the Committee awarded a $50,000 bonus to Dr. Yakatan and a $25,000 bonus to each of the Company’s other executive officers. All of the foregoing actions were taken by the Committee on March 13, 2003, before Mr. Mathews became a member of the Committee.

Stock Options

      The Committee continues to rely on stock option grants to retain and motivate executives and key employees while at the same time aligning their interests with those of the Company’s shareholders. The Committee believes that option grants are instrumental in motivating employees to meet the Company’s future goals. By tying individual compensation to stock performance, we are able to reward our executive officers in an amount that is proportionate with any increase in shareholder value.

      The Committee is responsible for determining the number of options to be granted to each of the executive officers, when the grants should be made and the exercise price per share. In considering stock option grants for fiscal 2003, the Committee reviewed each of the executive officers’ performance in calendar year 2002 and noted their accomplishments in a number of areas.

      With regard to Dr. Yakatan’s performance, the Committee took into consideration the successful completion of the Phase III clinical trial of Neurodex for the treatment of pseudobulbar affect in patients with Lou Gehrig’s disease, initiation of a Phase II clinical trial of Neurodex in the treatment of neuropathic pain, completion of preclinical work on an oral treatment to prevent or reduce allergy or asthma including submission of an investigational new drug to the U.S. Food and Drug Administration, submission of an application for marketing approval of docosanol 10% cream in Europe, and advances made in the Xenerex™ technology as a potential means for developing products to fight infectious diseases. Based on Dr. Yakatan’s leadership and performance in advancing these research and development and commercialization programs, the Committee approved the grant of a stock option to purchase a total of 100,000 shares of Class A common stock at an exercise price of $1.16 per share, representing 100% of the market price on the date of grant. See “Summary Compensation Table” for option grants to all executive officers.

January 20, 2004

Submitted by the Compensation Committee of
the Board of Directors

Dennis J. Carlo, Ph.D., Chairman
James B. Glavin
Charles A. Mathews
Harold F. Oberkfell

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In August 2000, the Company entered into an agreement with IriSys Research and Development, LLC (“IriSys”) to sublicense the exclusive worldwide rights to a patented drug combination, Neurodex, to treat multiple central nervous system disorders. The license agreement, which was reviewed by an independent consulting firm on behalf of the Board before it was executed, requires no upfront payments to IriSys for a given indication before we complete all the clinical development phases to confirm the compound’s efficacy for that indication. The Company is required to make milestone payments to IriSys for each indication if the FDA accepts the filing of a new drug application and if the FDA approves the new drug application for marketing. For example, if we submit a new drug application to the FDA for pseudobulbar affect, we will pay IriSys $150,000 for achieving the milestone and, if the application is approved, the Company will be required to pay a royalty to IriSys based on a percent of sales revenue. Dr. Yakatan, the Company’s president and chief executive officer, is a founder, chairman and the majority shareholder of IriSys. The Company believes that the terms of the license agreement with IriSys are no less favorable to the Company than those that could have been obtained from an unrelated party.

      In June 2003, the Company engaged IriSys to continue Neurodex stability studies previously being carried out for AVANIR by another company that is no longer in the business of providing such services. The service arrangement was transferred to IriSys following termination with the other company because IriSys was already familiar with the stability protocol. During fiscal 2003, AVANIR paid IriSys $18,840 related to continuation of the stability testing.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports furnished to the Company, all executive officers, directors and greater than 10% shareholders were in compliance with all applicable Section 16(a) filing requirements in fiscal 2003, except that Mr. George failed to timely report the sale of 2,000 shares of Class A common stock held by a family member, but for which he was deemed to have beneficial ownership.

REPORT OF THE AUDIT COMMITTEE

      The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that AVANIR specifically incorporates it by reference into a filing.

      The Audit Committee evaluates auditor performance, manages relations with the Company’s independent auditors, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board of Directors. The Audit Committee’s responsibilities are more fully described in the Amended and Restated Audit Committee Charter that is included as Annex C to this proxy statement. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by The American Stock Exchange.

      Other than Mr. Austin, the Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2003. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and internal controls, including the nature and extent of disclosures in the financial statements and the accompanying notes.

      The Audit Committee also reviewed with the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Statement No. 1. The Audit Committee discussed with the independent auditors their independence from management and the Company, including the matters in their written disclosures required by the Independence Standards Board Statement No. 1.

      In addition to the matters specified above, the Audit Committee discussed with the Company’s independent auditors the overall scope, plans and estimated costs of their audit. The Committee met with the independent auditors periodically, with and without management present, to discuss the results of the independent auditors’ examinations, their evaluation of the Company’s internal control system, the overall quality of the Company’s financial reporting and the independent auditors’ reviews of the quarterly financial statements, drafts of the quarterly and annual reports, and draft press releases. The Audit Committee conducted eight meetings with management and the independent auditors in fiscal 2003.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

January 20, 2004

Submitted by the Audit Committee
of the Board of Directors

Stephen G. Austin, Chairman
James B. Glavin
Charles A. Mathews
Kenneth E. Olson

OTHER BUSINESS

      We know of no other matters to be submitted to a vote of shareholders at the annual meeting. If any other matter is properly brought before the annual meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate or to submit a proposal for other business to be acted upon at the annual meeting, he or she must provide timely written notice to our corporate secretary in the form prescribed by our bylaws.

SHAREHOLDER PROPOSALS

      Shareholder proposals, including director nominees, intended to be included in next year’s annual meeting proxy materials must be received by the Secretary of the Company no later than October 2, 2004 (the “Proxy Deadline”). The form and substance of these proposals must satisfy the requirements established by the Company’s bylaws and the SEC.

      Shareholders who intend to present a shareholder proposal at the annual meeting must provide the Secretary of the Company with written notice of the proposal between 60 and 120 days prior to the date of the annual meeting, provided, however, that if the Company provides less than 70 days’ notice or public disclosure of the date of the annual meeting, notice of the proposed shareholder action must be received no later than the close of business on the 10th day following such notice or disclosure. Notice must be tendered in the proper form prescribed by the Company’s bylaws. Proposals not meeting the requirements set forth in our bylaws will not be entertained at the meeting.

      Additionally, any director nominee who wishes to be considered by the Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual meeting, must provide the Secretary of the Company with a completed and signed biographical questionnaire on or before the Proxy Deadline. Shareholders can obtain a copy of this questionnaire from the Secretary of the Company upon written request. The Corporate Governance Committee is not required to consider director nominations received after this date, or without the required questionnaire.

ANNUAL REPORT

      Our annual report to shareholders for the fiscal year ended September 30, 2003, including audited financial statements, accompanies this proxy statement. Copies of our Annual Report on Form 10-K for fiscal 2003 and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more

Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact the Company’s investor relations department at 11388 Sorrento Valley Road, San Diego, California 92121 or by telephone at (858) 622-5202. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage firm or bank.

EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY.

ANNEX A

NOTE:	THIS FORM OF RESTATED ARTICLES OF INCORPORATION DOES NOT REFLECT THE PROPOSED INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK OR THE REVERSE STOCK SPLIT DESCRIBED IN PROPOSALS NO. 3 AND 4, RESPECTIVELY, IN THE ATTACHED PROXY STATEMENT. IF EITHER OR BOTH OF THESE PROPOSALS ARE APPROVED, THE COMPANY WILL EITHER AMEND THE FOLLOWING FORM PRIOR TO FILING AS INDICATED BELOW OR EFFECT THESE PROPOSALS BY FILING A CERTIFICATE OF AMENDMENT WITH THE CALIFORNIA SECRETARY OF STATE.

RESTATED ARTICLES OF INCORPORATION

OF
AVANIR PHARMACEUTICALS

      Gerald J. Yakatan and Gregory P. Hanson hereby certify that:

      1.     They are the President and Chief Executive Officer and the Vice President, Chief Financial Officer and Secretary, respectively, of AVANIR Pharmaceuticals, a California corporation (the “Corporation”).

      2.     The Articles of Incorporation of the Corporation, as amended to the date of the filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the California Corporations Code (the “Corporations Code”) are amended and restated as follows:

ARTICLE 1

      The name of this Corporation is AVANIR Pharmaceuticals.

ARTICLE 2

      The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the Corporations Code.

ARTICLE 3

      3.1     This Corporation is authorized to issue two classes of shares, designated respectively Class A Common Stock (the “Common Stock”) and Preferred Stock (the “Preferred Stock”). The authorized number of shares of Common Stock is one hundred million (100,000,000)1. The authorized number of shares of Preferred Stock is ten million (10,000,000).

      3.2     [Reserved]2

[1]	If Proposal No. 3 is approved, the authorized number of shares of common stock would be 200 million.
      2If Proposal No. 4 is approved and the Board elects to effectuate the reverse stock split, Article 3.2 would read as follows: Upon the filing of these Restated Articles of Incorporation, (the “Effective Time”), each [2 to 12.5] outstanding shares of Class A Common Stock of the Corporation shall be combined and converted automatically into one (1) share of Class A Common Stock. In lieu of any fractional shares to which a holder would be otherwise entitled, the Corporation shall [pay cash equal to such fraction multiplied by the fair market value of one share (post- reverse-split), as determined by the Board of Directors of the Corporation.] [round up fractional shares to the nearest whole share.]

      3.3     The Board of Directors of the Corporation (the “Board of Directors”) may divide the Preferred Stock into any number of series. The Board of Directors shall fix the designation and number of shares of each such series. The Board of Directors may determine and alter the rights, preferences, privileges and restrictions, including, but not limited to, voting rights, granted to and imposed upon any wholly unissued series of the Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted originally fixing the number of shares of any series) may increase or decrease the number of shares of that series; provided, that no such decrease shall reduce the number of shares of such series to a number less than the number of shares of such series then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issues by the Corporation convertible into shares of such series.

ARTICLE 4

      4.1     Designation and Amount of Series C Preferred Stock. A series of Preferred Stock is designated as Series C Junior Participating Preferred Stock (the “Series C Preferred Stock”). The number of shares constituting such series is one million (1,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no such decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Preferred Stock.

      4.2     Dividends and Distributions.

      (A) Subject to the prior and superior rights of the holders of any shares of any class or series of stock of this Corporation ranking prior and superior to the Series C Preferred Stock with respect to dividends, the holders of shares of Series C Preferred Stock, in preference to the holders of Common Stock of the Corporation, and of any other stock ranking junior to the Series C Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (1) $1.00 or (2) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      (B) The Corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph (A) of this Section 4.2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

      (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

      4.3     Voting Rights. The holders of shares of Series C Preferred Stock shall have the following voting rights:

      (A) Subject to the provision for adjustment hereinafter set forth, each share of Series C Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      (B) Except as otherwise provided herein, in any certificate of determination creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

      (C) Except as set forth herein, or as otherwise provided by law, holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

      4.4     Certain Restrictions.

      (A) Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock as provided in Section 4.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series C Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

      (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4.4, purchase or otherwise acquire such shares at such time and in such manner.

      4.5     Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in any certificate of determination creating a series of Preferred Stock or any similar stock or as otherwise required by law.

      4.6     Liquidation, Dissolution or Winding Up.

      (A) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received an amount per share (the “Series C Liquidation Preference”) equal to $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series C Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Class A Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

      (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series C Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series C Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series C Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

      (C) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.6.

      4.7     Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series C Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Class A Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      4.8     No Redemption. The shares of Series C Preferred Stock shall not be redeemable by the Corporation.

      4.9     Rank. The Series C Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of the Corporation’s Preferred Stock, except to the extent that any such other series specifically provides that it shall rank on a parity with or junior to the Series C Preferred Stock.

      4.10     Amendment. At any time any shares of Series C Preferred Stock are outstanding, the Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, voting separately as a single class.

      4.11     Fractional Shares. Series C Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Preferred Stock.

ARTICLE 5

      The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under the laws of California. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to this Corporation and its shareholders through bylaw provisions, agreements or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

      3.     These Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

      4.     The foregoing Amended and Restated Articles of Incorporation (other than omissions required by Section 910 of the Corporations Code) have been duly approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the Corporations Code. The outstanding shares of the Corporation consist of                     shares of Common Stock (consisting of                     shares of Class A Common Stock and no shares of Class B Common Stock) and no shares of Preferred Stock. The number of shares of each class voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required for the approval of the amendments was more than 50 percent of each class entitled to vote.

* * *

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in these Restated Articles of Incorporation are true and correct of our own knowledge.

      Executed this      day of                , 2004 at San Diego, California.

Gerald J. Yakatan, Ph.D.
President and Chief Executive Officer

Gregory P. Hanson, CMA
Vice President, Chief Financial Officer and Secretary

ANNEX B

CERTIFICATE OF AMENDMENT

OF
RESTATED ARTICLES OF INCORPORATION, AS AMENDED
OF
AVANIR PHARMACEUTICALS

      Gerald J. Yakatan and Gregory P. Hanson hereby certify that:

      1.     They are the President and Chief Executive Officer and the Vice President, Chief Financial Officer and Secretary, respectively, of AVANIR Pharmaceuticals, a California corporation (the “Corporation”).

      2.     Article 3.2 of the Restated Articles of Incorporation of the Corporation, as amended to the date of the filing of this certificate, is amended to read in full as follows:

“The shares of Common Stock of this Corporation are divided into 99,288,000 shares of Class A Common Stock and 712,000 shares of Class B Common Stock. Upon the amendment of this Article to read as herein set forth, (the “Effective Time”), each [2 to 12.5] outstanding shares of Class A Common Stock of the Corporation shall be combined and converted automatically into one (1) share of Class A Common Stock. In lieu of any fractional shares to which a holder would be otherwise entitled, the Corporation shall [pay cash equal to such fraction multiplied by the fair market value of one share (post-reverse-split), as determined by the Board of Directors of the Corporation] [round up fractional shares to the nearest whole share].”

      3.     This Certificate of Amendment has been duly approved by the Board of Directors of the Corporation.

      4.     The foregoing Amendment to the Restated Articles of Incorporation, as amended, has been duly approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the Corporations Code. The outstanding shares of the Corporation consist of                               shares of Common Stock (consisting of                                shares of Class A Common Stock and no shares of Class B Common Stock) and no shares of Preferred Stock. The number of shares of each class voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required for the approval of the amendments was more than 50 percent of each class entitled to vote.

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

      Executed this       day of                     , 2004 at San Diego, California.

Gerald J. Yakatan, Ph.D.
President and Chief Executive Officer

Gregory P. Hanson, CMA
Vice President, Chief Financial Officer and Secretary

B-1

ANNEX C

AVANIR PHARMACEUTICALS

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
(adopted on August 26, 2003)

      AVANIR Pharmaceuticals maintains a committee of the Board of Directors known as the Audit Committee, which is composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as committee members. The committee members must meet the Audit Committee’s membership requirements, follow its statement of policy, and shall have the authorities and responsibilities as described below:

Organization and Membership Requirements

      The Audit Committee shall be composed of three or more directors, as determined by the Board, each of whom shall be “independent,” as that term is defined in Section 10A(m) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the Rules and Regulations (the “Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Exchange Act, and shall meet the independence and financial literacy requirements of the America Stock Exchange. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including, but not limited to, being or having been a chief executive officer, chief financial officer, other senior officer with financial oversight responsibilities.

Statement of Policy

      The Audit Committee reports to the Board of Directors and shall provide assistance to the Board of Directors in fulfilling the Board’s responsibility to the shareholders, potential shareholders, business partners, suppliers, service providers, and investment community relating to the corporate accounting, reporting practices, and the quality and integrity of the financial reports of the Company. In so doing, the Audit Committee shall have the responsibility to oversee the accounting and financial reporting processes of the Company and audits of its financial statements and to maintain free and open communication among the directors, the independent auditors, outside general counsel, and the financial management of the Company. Notwithstanding the foregoing, the Audit Committee is not responsible for planning or conducting audits, or determining whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles.

Authority and Responsibilities

      In carrying out its responsibilities, the Audit Committee will:

•	Appoint and provide for the compensation of a “registered public accounting firm” (as that term is defined in Section 2(a) of the Sarbanes-Oxley Act of 2002) to serve as the Company’s independent auditor, oversee the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting), evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the Board and Audit Committee, as representatives of the Company’s shareholders.

•	Request and evaluate a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company that could bear on their independence as required by the Independence Standards Board Statement No. 1, discuss such report with the auditor, oversee the independence of the auditors and, if so determined by the Audit Committee, take appropriate action to address issues raised by such evaluation.

•	Discuss with the independent auditor the matters required to be discussed by SAS 61, as may be modified or supplemented.

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, review such audit including any comments or recommendations of the independent auditors.

•	Review with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, including any management letter issued by the independent auditor and any responses thereto, and elicit and make recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

•	Instruct the auditor to report to the Audit Committee on all critical accounting policies of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of use of such alternative disclosures and treatments and the treatment preferred by the auditors, and other material written communication between the auditors and management.

•	Review the annual report on Form 10-K and quarterly reports on Form 10-Q and press releases on earnings with management and the independent auditors to determine that management and the independent auditors are satisfied with the disclosure and content of the financial statements, management’s discussion and analysis of the Company’s financial condition and results of operations, and other related text to be filed with the Securities and Exchange Commission and presented to the shareholders and public. Any changes in accounting principles should also be reviewed.

•	Meet annually with management and the independent auditor to discuss:

•	the audited annual financial statements and the report of the independent auditor thereon, to discuss significant issues encountered in the course of the audit work, including: restrictions on the scope of activities, access to required information, the adequacy of the disclosure of any off-balance sheet transactions, arrangements and obligations and relationships identified in reports filed with the SEC, and the appropriateness of the presentation of any pro forma financial information included in any report filed with the SEC; and

•	the attestation and report of the independent auditor on the Company’s assessment of the effectiveness of its internal control structure and procedures for financial reporting.

•	Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the content of the independent auditor’s letter to Company management, the independent auditors’ evaluation of the Company’s financial and accounting personnel, and the cooperation that the independent auditors received during the course of the audit.

•	Review significant changes to the Company’s accounting principles and practices proposed by the independent auditor, the internal auditor (if any) or management.

•	Review accounting and financial personnel and succession planning within the department.

•	Annually review the Company’s expense reimbursement policies and practices used by the officers and directors.

•	Review management’s compliance with all investment policies that may be adopted by the Board of Directors from time to time.

•	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board of Directors.

•	Investigate any matter brought to the Audit Committee’s attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

•	Review the Audit Committee Charter annually and update as necessary, giving consideration to additional responsibilities that may be recommended or imposed from time-to-time by The American Stock Exchange, the AICPA, the PCAOB and the SEC, through listing and reporting requirements for companies and auditing requirements for auditors.

•	Prepare the Audit Committee report required by the Regulations to be included in the Company’s annual proxy statement.

•	Include in the proxy materials that are distributed to the shareholders in preparation for the annual shareholders’ meeting a statement indicating whether the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements should be included in the annual report on Form 10-K for the fiscal year then ended.

•	Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Approve, in advance of their performance, all professional services to be provided to the Company by its independent auditor, provided that the Audit Committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Audit Committee may delegate to a designated member or members of the Audit Committee the authority to approve such services so long as any such approvals are disclosed to the full Audit Committee as its next scheduled meeting.

* * *

AVANIR PHARMACEUTICALS

11388 Sorrento Valley Road
San Diego, California 92121

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Gerald J. Yakatan and Gregory P. Hanson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of AVANIR Pharmaceuticals to be held at the Company’s Conference Center at 11404 Sorrento Valley Road, San Diego, California 92121, on Thursday, March 18, 2004, at 10:00 a.m., local time, and at any adjournments thereof, and to vote as designated.

This proxy, when properly executed, will be voted in the manner you direct. If no direction is made, your proxy will be voted FOR the proposals and nominees described in the enclosed proxy statement and in the discretion of the proxy holders on all other matters that may come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT! PLEASE VOTE.

(Continued and to be signed on the reverse side)

Proposal 1	Elect Directors to Class III

	☐	For All Nominees	☐	Withhold Authority For All Nominees	☐	For All Except (see instructions below)

	Class III Nominees:		Dennis J. Carlo, Ph.D.
Kenneth E. Olson
Gerald J. Yakatan, Ph.D.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) for which you wish to withhold authority below.

Proposal 2	Restate Articles of Incorporation
	☐	Vote For	☐	Vote Against	☐	Abstain

Proposal 3	Increase Authorized Class A Common Stock
	☐	Vote For	☐	Vote Against	☐	Abstain

Proposal 4	Approve Reverse Stock Split Within Stated Range
	☐	Vote For	☐	Vote Against	☐	Abstain

Proposal 5	Ratification of Deloitte & Touche LLP as independent auditors
	☐	Vote For	☐	Vote Against	☐	Abstain

and to vote on such other business as may properly come before the meeting

Date:

Signature of Shareholder(s)	Signature of Shareholder(s)

This proxy must be signed exactly as the name appears herein. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THANK YOU FOR VOTING